Exhibit 99.1

FTI Consulting Announces Tender Offer and Consent Solicitation For Any and All of its 7 3/4% Senior Notes due 2016

WEST PALM BEACH, Fla., Nov. 9, 2012 /PRNewswire/ — FTI Consulting, Inc. (NYSE: FCN) (the “Company”) the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that it has commenced a cash tender offer for any and all of its outstanding $215.0 million aggregate principal amount of 7 3/4% Senior Notes due 2016 (CUSIP No. 302941 AG4) (the “Notes”). The Company also announced a concurrent consent solicitation for proposed amendments to the indenture dated as of October 3, 2006 (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”), among the Company, the guarantors party thereto and Wilmington Trust Company, as trustee (the “Trustee”), under which the Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated November 9, 2012 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. Holders that tender their Notes pursuant to the tender offer will be deemed to have consented to the proposed amendments to the Indenture.

The offer to purchase will expire at 9:00 a.m., New York City time, on December 11, 2012 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes (“Holders”) must tender their Notes and provide their consents to the amendments to the Indenture on or before 5:00 p.m., New York City time, on November 26, 2012, unless extended (such time and date, as the same may be extended, the “Consent Payment Deadline”), in order to be eligible to receive the Total Consideration (as defined below). Holders of Notes who tender their Notes after the Consent Payment Deadline and on or before the Expiration Date will only be eligible to receive the Tender Offer Consideration (as defined below). Following the Expiration Date, the Company intends to redeem the balance of outstanding 2016 Notes, if any, at 102.583% of the principal amount of the Notes plus any accrued and unpaid interest.

The offer to purchase and consent solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) (a) receipt by the Company, on or prior to the Initial Acceptance Date (as defined in the Offer to Purchase), of net proceeds from a new debt financing or financings on terms and conditions satisfactory to the Company which will in the aggregate provide the Company with funds sufficient to pay (x) the Total Consideration (as defined below) in respect of all Notes (regardless of the actual amount of Notes tendered) and (y) estimated fees and expenses relating to the Offer to Purchase and (b) entry into a new revolving credit facility by the Company and (2) that (a) Holders of at least a majority in aggregate principal amount of outstanding Notes validly deliver, and do not validly revoke, consents to amend and supplement the Indenture to give effect to the proposed amendments and (b) an amendment to the Indenture (the “Seventh Supplemental Indenture”) is executed by the Company, certain guarantors party thereto and the Trustee.

The “Total Consideration” for each $1,000.00 principal amount of Notes validly tendered, and not validly withdrawn, prior to the Consent Payment Deadline and accepted for purchase is $1,029.58. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, after the Consent Payment Deadline but prior to the Expiration Date and accepted for purchase is $1,019.58. The Tender Offer Consideration is the Total Consideration minus the Consent Payment (as defined below). Holders who validly tender, and do not validly withdraw, Notes accepted for payment by the Company will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date.

The “Consent Payment” is an amount equal to $10.00 per $1,000.00 principal amount of Notes and will be payable only with respect to each Note that is validly received and not revoked on or before the

Consent Payment Deadline. The Consent Payment is included in the calculation of the Total Consideration and is not in addition to the Total Consideration. Holders may not tender Notes without delivering consents with respect to such Notes, nor may Holders give their consents in respect of any Notes they do not tender.

Notes tendered pursuant to the tender offer may be validly withdrawn and consents delivered pursuant to the consent solicitation may be validly revoked at any time on or before the Consent Payment Deadline. A Holder may not validly revoke a consent unless such Holder validly withdraws such Holder’s previously tendered Notes. Any Notes tendered on or before the Consent Payment Deadline that are not validly withdrawn before the Consent Payment Deadline may not be withdrawn thereafter, and any Notes tendered after the Consent Payment Deadline may not be withdrawn, unless in either case the Company is otherwise required by applicable law to permit the withdrawal. A valid withdrawal of tendered Notes on or before the Consent Payment Deadline shall be deemed a valid revocation of the related consent.

The proposed amendments to the Indenture would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and modify certain related provisions in the Indenture. Holders of at least a majority in principal amount of the Notes must consent to the amendments to the Indenture for the amendments to the Indenture to become effective. Holders who deliver their consents before the Consent Payment Deadline will receive the Consent Payment (included in the Total Consideration) if the offer is consummated. The Company has engaged J.P. Morgan Securities LLC and BofA Merrill Lynch as Dealer Managers and Solicitation Agents for the offer to purchase and consent solicitation. Persons with questions regarding the offer to purchase and consent solicitation should contact J.P. Morgan Securities LLC at (800) 245-8812 (toll-free) or (212) 270-1200 (collect) or BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect). Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 269-5550 (bankers and brokers) and (800) 578-5378 (all others).

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, which the Company is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.57 billion in revenues during fiscal year 2011. More information can be found at www.fticonsulting.com.

CONTACT: Mollie Hawkes of FTI Consulting, Inc., +1-617-747-1701, mollie.hawkes@fticonsulting.com